[WINDSORTECH, INC. LOGO]                                           PRESS RELASE

                                                           FOR IMMEDIATE RELEASE

          WINDSORTECH ANNOUNCES THE COMPLETION OF THE SALE OF 6 MILLION
                    SHARES OF STOCK IN A PRIVATE TRANSACTION

HIGHTSTOWN, NJ--May 26, 2004--WindsorTech, Inc. (OTCBB: WSRT), a data security and environmental compliance service company, announced today that they have completed the sale of 6 million shares of WindsorTech common stock, 3 million warrants exercisable at $1.50 per share and 3 million warrants exercisable at $3.60 per share to Barron Partners, Guerrilla Capital Management and Odin Partners in a private transaction. Under the terms of the transaction, upon the full exercise of the warrants, the sale will yield $18.9 million, $3.6 million from the sale of the common stock and $15.3 million from the exercise of the warrants.

WindsorTech's suite of life cycle IT asset management services including data security and erasure, life cycle reporting, environmental compliance and remarketing services are being well received by corporate and government clients who are finding that they can free themselves from the time and cost of sanitizing their own systems in-house, as well as the potential liability associated with environmental compliance when disposing of their IT assets. According to a recent study published by Gartner research, approximately 100 million PCs will be replaced this year and 120 million will be replaced in 2005.

Marc Sherman, President and CEO of WindsorTech said, "We intend to use the capital generated from this transaction to grow WindsorTech's client base, expand our processing facility in Hightstown, N.J. and target strategic acquisitions within the life cycle IT asset management services market. We are confident that these steps will successfully position WindsorTech as a leader in this emerging industry. In addition, EraseYourHardDrive.com, as well as other proprietary services and products under development by WindsorTech, will further differentiate our Company from other industry participants."


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About WindsorTech, Inc.

WindsorTech, Inc. is a Data Security and Environmental Compliance Service company offering data security/erasure, environmental compliance, IT asset management consulting, and remarketing services to corporate, public and academic customers. The company is a Specialized Charter Member of IAITAM (International Association of IT Asset Managers) and holds a seat on their panel of Expert Speakers. For more information, visit our website at www.windsortechinc.com.

Statements about WTI's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are `forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. WTI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and WTI's actual results could differ materially from expected results. WTI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

Corporate Contact                        Agency Contact
Robert D. Jackson                        Maggie Johns / Paul Holm
rjackson@windsortechinc.com              mjohns@portfoliopr.com
561-748-6136                             pholm@portfoliopr.com
                                         212-736-9224













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